Exhibit 5.3

Suite 900	Correspondence:	Telephone: 902.420.3200	Mark Bursey
Purdy’s Wharf Tower One	P.O. Box 997	Fax: 902.420.1417	Direct Dial: 902.420.3371
1959 Upper Water Street	Halifax, NS	halifax@smss.com	mbursey@smss.com
Halifax, NS	Canada B3J 2X2	www.smss.com
Canada B3J 3N2
January 14, 2008
XO HOLDINGS, INC.
13865 Sunrise Valley Drive
Herndon, Virginia 20171
Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3 to be filed on or about January 7, 2008 with the Securities and Exchange Commission pursuant to The Securities Act of 1933, as amended.
     We have acted as local counsel in the Province of Nova Scotia to XO NS, Inc., a body corporate under the laws of the Province of Nova Scotia (“XO NS”). You have requested our opinion with respect to the matters set forth below in connection with a registration statement on Form S-3 to be filed by XO Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under The Securities Act of 1933, as amended, on or about January 14, 2008 (the “Registration Statement”).
     You have provided us with a draft of the Registration Statement, as filed with the Securities and Exchange Commission on November 27, 2007 which includes a prospectus (the “Prospectus”) that provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus, as supplemented by various Prospectus Supplements, will provide for the offering from time to time of certain securities by the Company, including senior debt securities and subordinated debt securities (collectively, “Debt Securities”). The Debt Securities may be issued pursuant to an indenture between the Company and a financial institution to be identified therein as trustee (the “Trustee”) in the form attached as Exhibit 4.4 or Exhibit 4.5 to the Registration Statement, as applicable, as such indenture may be supplemented from time to time (collectively, the “Indenture”). The Debt Securities may be guaranteed, if applicable, by one or more of the Company’s subsidiaries, including XO NS, pursuant to the description of the terms of the guarantees set forth in the Indenture (collectively, the “Guarantee”).
     In our capacity as local counsel to XO NS in the Province of Nova Scotia, we have assumed for the purposes of this opinion that certain proceedings will be taken by the Company and by XO NS in connection with the authorization and issuance of the Debt Securities and the Guarantee, and that such proceedings will be completed timely and in the manner required by law. In acting as such counsel, we also have considered such questions of law, and have examined the originals or copies (certified or otherwise identified to our satisfaction), of such resolutions, records, agreements and instruments of XO NS, certificates of public officials and of officers or other representatives of XO NS, and other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

smss.com	Charlottetown	Fredericton	Halifax	Moncton	Saint John	St. John’s

     We have assumed:
(a)	the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or as reproductions (including documents received by facsimile machine) and the truthfulness of all certificates of public officials and corporate officers;

(b)	that the minute book records of XO NS in our possession are complete, accurate and unamended;

(c)	that the Guarantee would be interpreted and applied under the foreign law by which it is governed in the same manner as it would be interpreted and applied under the laws of the Province;

(d)	that the terms of the Guarantee will conform to the description thereof contained in the Indenture and that the terms of the Guarantee will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or XO NS or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or XO NS;

(e)	that XO NS will have authorized the execution and delivery of the Guarantee and will have executed and delivered the Guarantee and any amendments or supplements thereto and any other documents contemplated thereby or by the Registration Statement and will have taken all other appropriate additional corporate action; and

(f)	that the Guarantee does not constitute financial assistance by XO NS in connection with the purchase of its shares as prohibited by subsection 110(5) of the Companies Act (Nova Scotia).
     As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, XO NS and others. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of XO NS for the purpose of providing this opinion.
     The opinions expressed herein are restricted to the laws of the Province of Nova Scotia and the federal laws of Canada applicable in the Province of Nova Scotia and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We express no opinion with respect to the laws of any other jurisdiction which may govern the enforceability of the Guarantee.

     Based upon and subject to the foregoing, and subject to the qualifications set out herein, we are of the opinion that, as of the date hereof:
1.	XO NS is a limited company duly incorporated and validly existing under the laws of the Province of Nova Scotia and is in good standing under the Corporations Registration Act (Nova Scotia) as to the payment of annual fees and the filing of annual returns.

2.	XO NS has the corporate power and capacity to execute, deliver and perform the terms of the Guarantee.

3.	The execution and delivery of the Guarantee and compliance with the terms thereof by XO NS do not violate any of the constating documents of XO NS or any statute or regulation of the Province of Nova Scotia.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of The Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The references to our firm in the S-3 Registration Statement are not intended to create liability under applicable law to any person other than XO NS, our client. We are furnishing this opinion in connection with the filing of the Registration Statement with the Securities and Exchange Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of a change in law or fact affecting or bearing upon the opinions rendered herein occurring after the date hereof which may come or be brought to our attention.

Very truly yours,

/s/ Stewart McKelvey
Stewart McKelvey